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THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                                     Exhibit 11 - Computation of Earnings per Share

                                                                              (in thousands, except per share data)
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Fiscal Year                                                       1994          1993           1992           1991           1990
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
(a) Earnings before cumulative effect of change
     in accounting principle                                  $80,008         $65,512        $54,579        $38,872        $37,530

(b) Cumulative effect of change in accounting principle        (4,300)              -              -              -              -

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(c) Net earnings                                              $75,708         $65,512        $54,579        $38,872        $37,530

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    Average number of common shares outstanding
     during the year                                           59,252          60,805         59,297         55,675         55,558

    Common shares assumed issued upon exercise
     of dilutive stock options, net of assumed
     repurchase, at the average market price,
     using the treasury stock method (1)                        1,313           1,086          1,339            819            551

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(d) Average number of common shares outstanding
     during the year                                           60,565          61,891         60,636         56,494         56,109

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(e) Earnings per share before cumulative effect of
     change in accounting principle (a/d)                     $  1.32         $  1.06        $   .90        $   .69        $   .67
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(f) Cumulative effect of change in accounting principle (b/d)    (.07)              -              -              -              -

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(g) Net earnings per share (c/d)                                $ 1.25         $ 1.06         $  .90         $  .69         $  .67

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
(1) The number of shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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